Exhibit 99

                      BLACK HILLS CORPORATION
                 P.O. BOX 1400, 625 NINTH STREET
                 RAPID CITY, SOUTH DAKOTA  57709
                         (605) 348-1700
                        NYSE SYMBOL - BKH

                                        NEWS RELEASE
                                        For Information Contact

                                        Dan Landguth
                                        Chairman and CEO

                                        Barbara Thirstrup
                                        Manager, Governmental
                                         and Public Affairs

Release Date:

August 16, 1994

    Black Hills Corporation Forms Power Generation Subsidiary


     Rapid City, S.D. - Dan Landguth, Chief Executive Officer of Black Hills Corporation, announced today that WYGEN, Inc., a newly-formed Wyoming corporation, intends to seek an air quality permit to construct the Wygen Plant, an 80 MW coal-fired electric generating plant. The Wygen Plant would be constructed next to Neil Simpson Unit #2, a mine-mouth power plant now under construction by Black Hills Power and Light Company near Gillette, Wyoming.
     WYGEN has engaged Black and Veatch, engineers from Kansas City who designed and are constructing NS #2, to furnish WYGEN the necessary engineering assistance. The Wygen Plant is expected to be substantially identical to the Neil Simpson #2 Plant.




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     WYGEN is a subsidiary of Wyodak Resources Development Corp., a coal mining company, which is in turn a subsidiary to Black Hills Corporation, a diversified energy company, all headquartered in Rapid City.
     Landguth explained that before financing for the plant can be obtained and construction can begin, WYGEN must obtain long-term contracts for the sale of the power from the plant. He stated that WYGEN intends to aggressively seek those contracts, but until contracts justifying the financing of the plant are obtained, WYGEN will not acquire any property or begin construction. WYGEN will seek nonrecourse debt financing without any guarantee of either Wyodak Resources or Black Hills Corporation.
     Landguth further explained that WYGEN will engage exclusively in the business of owning or operating electric generating plants to sell electric power to electric utilities at wholesale only, but WYGEN will not sell power to its affiliate, Black Hills Power and Light Company. WYGEN is an exempt wholesale generator as authorized by the Energy Policy Act enacted by Congress in 1992.
     Landguth stated that electric rates paid by customers of Black Hills Power and Light Company would not be adversely affected by the construction and operation of the Wygen Plant;
but because of operating Neil Simpson Unit #2 and the Wygen Plant through the use of common facilities, Black Hills would expect to realize efficiencies in the operation of NS #2, thereby reflecting lower costs to BHP's customers.
                              - more -
     Landguth can give no assurances that WYGEN can obtain the necessary power sale contracts to allow the construction of the Wygen Plant. However, he stated, by working with the same contractors, architects, and engineers designing and building NS #2, WYGEN should realize efficiencies resulting in an all-in cost of the Wygen Plant, which along with economically-priced coal available on site, allows WYGEN to compete effectively for long-term power sales. He explained that the wholesale power market has become very competitive, with electric utilities, independent power producers, and middle-man brokers all engaging in the market.
     Landguth stated that because of the period of time required to permit power plants, he felt it necessary to begin the permitting process so that WYGEN will be in a position to submit timely proposals to electric utilities requiring long-term power commitments.




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